Exhibit (a)(5)(D)

LAVA Therapeutics N.V. Shareholders are Reminded to Tender Shares for XOMA Royalty Transaction Before November 12, 2025 Deadline

November 10, 2025

UTRECHT, The Netherlands and PHILADELPHIA, November 10, 2025 (GLOBE NEWSWIRE) - LAVA Therapeutics N.V. (“LAVA”) (NASDAQ: LVTX) today announced a reminder to LAVA shareholders related to the proposed transaction with XOMA Royalty Corporation (“XOMA”) (NASDAQ: XOMA).

On August 4, 2025, XOMA and LAVA announced they had entered into a share purchase agreement. More recently, on October 17, 2025, XOMA announced it had extended its offer (the “Offer”) to purchase all outstanding common shares of LAVA until one minute after 11:59 p.m., Eastern time, on November 12, 2025 (the “Expiration Time”).

LAVA would like to remind LAVA shareholders to tender their shares prior to the Expiration Time. If less than the requisite percentage of the outstanding common shares of LAVA are tendered, the Offer cannot be completed at the Expiration Time.

The LAVA Board unanimously recommends that LAVA shareholders tender their shares pursuant to the Offer.

If a sufficient number of shares are not tendered and the Offer cannot be completed, your investment may be exposed to significant risks, including the following:

•	Liquidation and Dissolution – if the Offer is not completed, the LAVA Board may conclude that liquidation and dissolution is the only alternative available to LAVA, and LAVA’s management estimates that the total liquidation proceeds to shareholders are likely to be significantly less than the Offer cash consideration. In a liquidation, distributions to shareholders may be delayed and paid over an uncertain timeframe, with the amount and timing subject to regulatory approvals, creditor claims and contractual obligations.

•	Share Price Decline – if the Offer is not consummated, the trading price of LAVA’s shares may decline, particularly to the extent the current market price reflects investor expectations that the Offer will be completed. There can be no assurance that the shares would recover or trade at levels comparable to the Offer consideration.

How to Tender Your Shares:

•	If you hold common shares of LAVA through a broker, dealer, commercial bank, trust company or other nominee, instruct such broker or other nominee to tender your shares.

Please do so promptly to allow sufficient time to meet any broker processing deadlines before the Expiration Time. Do not wait until the Offer expires to tender your shares.

Contact information for commonly used brokers:

•	Call Charles Schwab at 1-800-435-4000

•	Call Fidelity at 800-343-3548

•	Call E-Trade at 1-800-387-2331

•	Contact Robinhood at https://robinhood.com/contact

•	To participate, please include the stock symbol for the offer (LVTX) and the number of shares you’d like to participate with.

•	If your broker is not listed above, please contact your broker’s customer service department and ask to speak with Corporate Actions. From there, you should be directed to someone who can help you.

•	LAVA shareholders who hold shares directly can follow the instructions in the materials mailed to you.

•	Shareholders should contact Alliance Advisors with any questions or to request documents and assistance at 1-855-206-1072 (LAVA shareholders call toll-free) or by email at LAVA@allianceadvisors.com.

If you were unable to previously tender your shares due to process deadlines from your broker, you may now tender your shares during this Offer extension period (i.e., before the Expiration Time). Please act as soon as possible to ensure you can tender your shares on time.

LAVA shareholders who have previously tendered their shares do not need to re-tender their shares or take any other action as a result of the extension of the Offer.

About LAVA Therapeutics

LAVA Therapeutics N.V. is a biopharmaceutical company that has developed several clinical-stage bispecific gamma delta T cell engagers using its proprietary Gammabody® platform, including JNJ-89853413, targeting CD33 and hematologic cancers (NCT06618001), partnered with Johnson & Johnson, and PF-08046052, targeting EGFR and solid tumors (NCT05983133), partnered with Pfizer, Inc. For more information on LAVA, please visit www.lavatherapeutics.com.

Gammabody® is a registered trademark of LAVA Therapeutics N.V.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “could”, “will”, “may”, “expect”, “should”, “plan”, “intend”, “estimate”, “potential”, “suggests”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  These forward-looking statements are based on LAVA’s expectations and assumptions as of the date of this press release and are subject to various risks and uncertainties that may cause actual results to differ materially from these forward-looking statements.  As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect LAVA’s business and the price of its ordinary shares; the delay or failure of the Offer Conditions to be satisfied (or waived), including insufficient ordinary shares of LAVA being tendered in the Offer; the possibility that competing offers will be made; significant costs associated with the Transactions; the risk that any shareholder or other litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVR Agreement may not result in any value to LAVA’s shareholders; the possibility that prior to the completion of the Transactions, LAVA’s or XOMA Royalty’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of LAVA’s business and the fact that the announcement and pendency of the Transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors or business partners; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; as well as potential adverse effects on LAVA’s business condition and results from general economic and market conditions and overall fluctuations in the United States and international equity markets, including as a result of inflation, heightened interest rates, recent and potential future pandemics and other health crises, and hostilities, including the Russian invasion of Ukraine and the conflict in the Middle East.  These and other risks are described in greater detail under the caption “Risk Factors” in LAVA’s most recent Annual Report on Form 10-K and other filings LAVA makes with the U.S. Securities and Exchange Commission (the “SEC”).  LAVA assumes no obligation to update any forward-looking statements contained herein whether as a result of any new information, future events, change in expectations or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

The description contained in this press release is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of LAVA’s ordinary shares.  The tender offer for LAVA’s outstanding ordinary shares described in this report has been extended until one minute after 11:59 p.m. Eastern time on November 12, 2025, unless the Offer is further extended or earlier terminated.  XOMA Royalty has filed an amendment to its Tender Offer Statement on Schedule TO with the SEC. LAVA filed an updated Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES (INCLUDING THE TERMS AND CONDITIONS OF THE OFFER).

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which is named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by LAVA under the “SEC Filings” subsection of the “Financials & Filings” section of LAVA’s website at https://ir.lavatherapeutics.com or by accessing the Investor Relations sections of XOMA Royalty’s website at https://www.investors.xoma.com.

Participants in the Solicitation

LAVA, its directors and executive officers, and other members of its management and employees, as well as XOMA Royalty and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from LAVA’s shareholders in connection with the proposals approved at LAVA’s extraordinary general meeting held on November 7, 2025 (the “EGM”).  Information about LAVA’s directors and executive officers and their ownership of Shares is set forth in the proxy statement for LAVA’s 2025 annual general meeting of shareholders, which was filed with the SEC on April 28, 2025.  Information about XOMA Royalty’s directors and executive officers is set forth in the proxy statement for XOMA Royalty’s 2025 annual meeting of shareholders, which was filed with the SEC on April 15, 2025.  Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM proposals, including the interests of LAVA’s directors and executive officers in the Transactions, which may be different than those of LAVA’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Transactions which will be filed with the SEC.

LAVA Therapeutics Investor Contact

Fred Powell
LAVA Therapeutics
+1 800-311-6892
ir@lavatherapeutics.com